PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Specialty Finance and Financial Opportunities Fund Announces Results of Special Meeting of Shareholders Relating to the Proposed Reorganization with and into abrdn Total Dynamic Dividend Fund

WHEATON, IL – (BUSINESS WIRE) – August 29, 2024 – First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) (the “Fund”), a diversified, closed-end management investment company organized as a Massachusetts business trust, announced today the results of the special meeting of shareholders held on August 29, 2024 (the “Special Meeting”). At the Special Meeting, shareholders were asked to vote on the reorganization of the Fund with and into abrdn Total Dynamic Dividend Fund (“AOD”) (the “Proposal”). The Proposal required the affirmative vote of a majority of the Fund’s outstanding voting securities, as such term is defined in the 1940 Act. The affirmative vote of less than a majority of the Fund’s outstanding voting securities was received, and therefore the Proposal was not approved. The Fund will continue to operate and pursue its current investment objectives and policies, and the Board will take such action as it deems in the best interest of the Fund.

First Trust Advisors L.P. (“FTA) is a federally registered investment advisor and serves as the investment advisor of the Fund. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $235 billion as of July 31, 2024, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, abrdn Asia Limited, and abrdn ETFs Advisors LLC.

Additional Information / Forward-Looking Statements

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of the Fund or AOD. An investor should carefully consider the investment objectives, risks, charges and expenses of the Fund and AOD before investing.

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, the Fund and AOD undertake no responsibility to update publicly or revise any forward-looking statements.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Daniel Lindquist – (630) 765-8692

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CONTACT: Chris Fallow – (630) 517-7628

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SOURCE: First Trust Advisors L.P.